Exhibit (23)(a)

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of S&T Bancorp, Inc. and subsidiaries for the registration of $150,000,000 of its debt and equity securities and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements of S&T Bancorp, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania
August 22, 2003